As filed with the Securities and Exchange Commission on May 1, 2008.
Registration No. 333-102666

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GB&T Bancshares, Inc.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2400756 (I.R.S. Employer Identification No.)

500 Jesse Jewell Parkway, S.E. Gainesville, Georgia (Address of principal executive offices)	30501 (Zip Code)
GAINESVILLE BANK & TRUST EMPLOYEE AND DIRECTOR STOCK PURCHASE PLAN
UNITED BANK & TRUST EMPLOYEE AND DIRECTOR STOCK PURCHASE PLAN
COMMUNITY TRUST BANK EMPLOYEE AND DIRECTOR STOCK PURCHASE PLAN
HOME TOWN BANK OF VILLA RICA EMPLOYEE AND DIRECTOR STOCK PURCHASE PLAN
(Full title of the plan)
Richard A. Hunt
GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501
(770) 532-1212
(Name, address and telephone number, including area code, of agent for service)

Deregistration of Unsold Securities
     GB&T Bancshares, Inc. (the “Company”) previously registered 210,000 shares of the Company’s common stock, no par value per share (the “Securities”) on a Registration Statement on Form S-8 (Registration No. 333-102666) (the “Registration Statement”) filed with the Securities and Exchange Commission on January 23, 2003. The Securities were registered for issuance pursuant to the terms of the Gainesville Bank & Trust Employee and Director Stock Purchase Plan, the United Bank & Trust Employee and Director Stock Purchase Plan, the Community Trust Bank Employee and Director Stock Purchase Plan and the Home Town Bank Of Villa Rica Employee and Director Stock Purchase Plan.
     On November 2, 2007, the Company and SunTrust Banks, Inc. (“SunTrust”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that the Company will merge with and into SunTrust with SunTrust continuing as the surviving entity (the “Merger”). The Certificate of Merger was filed with the Georgia Secretary of State and the Merger became effective on May 1, 2008 (the “Merger Date”).
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement as of the Merger Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on May 1, 2008.

GB&T Bancshares, Inc. (Registrant)
By:	/s/ Richard A. Hunt
	Name:	Richard A. Hunt
	Title:	President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Richard A. Hunt Richard A. Hunt	President, Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2008

/s/ Gregory L. Hamby Gregory L. Hamby	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 1, 2008

/s/ Philip A. Wilheit Philip A. Wilheit	Chairman and Director	May 1, 2008

/s/ Samuel L. Oliver Samuel L. Oliver	Vice Chairman and Director	May 1, 2008

Signatures	Title	Date

/s/ Alan A. Wayne Alan A. Wayne	Secretary and Director	May 1, 2008

/s/ Anna B. Williams Anna B. Williams	Director	May 1, 2008

/s/ Dr. John W. Darden Dr. John W. Darden	Director	May 1, 2008

/s/ William A. Foster, III William A. Foster, III	Director	May 1, 2008

/s/ Bennie E. Hewett Bennie E. Hewett	Director	May 1, 2008

James L. Lester	Director	May 1, 2008

/s/ T. Alan Maxwell T. Alan Maxwell	Director	May 1, 2008

Lowell S. (Casey) Cagle	Director	May 1, 2008

/s/ John E. Mansour John E. Mansour	Director	May 1, 2008